EXHIBIT 10(c)

SUMMARY OF EMPLOYMENT INDUCEMENT AWARD
TO TIMOTHY P. DORDELL

As of November 7, 2006, the Compensation and Human Resources Committee of The Toro Company awarded 2,620 restricted shares of common stock to Timothy P. Dordell, Toro’s Vice President and Deputy General Counsel.  The award terms were approved by committee resolutions, and were not set forth in a written agreement.

The award shares will be fully vested on the second anniversary of Dordell’s first day of employment with Toro.  In the event Dordell voluntarily terminates his employment with Toro prior to his second anniversary with Toro for any reason, the entire stock grant will be forfeited and the shares will be returned to Toro’s treasury account.